Exhibit 10.1
FIRST AMENDMENT TO
MANAGEMENT CONTINUITY AGREEMENT
(EFFECTIVE JUNE 4, 2006)
     This First Amendment (“First Amendment”) to the Management Continuity Agreement that was entered into effective as of June 4, 2006 (the “Agreement”) by and between Laserscope, a California corporation (the “Company”) and ___(the “Employee”) (together the “Parties”), is made part of the Agreement and is effective as of June 4, 2006.
     WHEREAS, the Parties previously agreed in Section 6 of the Agreement to amend the Agreement so that no payment made or to be made thereunder shall be subject to the provisions of Code Section 409A(a)(1)(B); and
     WHEREAS, Parties desire to clarify certain of the terms of the Agreement in order to provide greater certainty that the original intentions of the Parties will be honored;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
1.	All terms defined in the Agreement that are used in this First Amendment shall have the same meanings as they do in the Agreement. Capitalized terms used herein but not otherwise defined shall have the same meanings set forth in the Agreement.

2.	Clause (ii) of Section 1 of the Agreement hereby is deleted. Clause (iii) thereof hereby is re-numbered to be clause (ii) and restated to read as follows: “(ii) the date that is twenty-four (24) months after a Change of Control.”

3.	Subsection 3(a)(ii) of the Agreement hereby is amended and restated to read in its entirety as follows:
          “(ii) Involuntary Termination. If the Employee’s employment is terminated within 12 months of the Change of Control as a result of Involuntary Termination other than for Cause, the Employee shall be entitled to receive the sum of (a) 24 months of base salary plus (b) an additional amount equal to 40% multiplied by such 24 months of base salary as severance payments provided, however, if the Employee’s employment is terminated after 12 months but within 24 months after the Change of Control, the Employee shall be entitled to receive the sum of (c) [___]1 months of base salary plus (d) an additional amount equal to 40% multiplied by such [___] months of base salary as severance payments (such 12 or 24 month period as applicable, the “Severance Period”). The amount of the Employee’s severance payments shall be determined using the annual base salary which the Employee was receiving immediately prior to the

[1]	Number of months should equal and not differ from the number of months set forth in the Employee’s Agreement.

Change of Control (or, if higher, immediately prior to Employee’s termination) and shall be fully paid to the Employee in a single cash lump sum within ten (10) days of the Employee’s termination date subject to Internal Revenue Code Section 409A. In addition, for the Severance Period, the Company shall continue to pay the Company’s portion of the Employee’s premium for his/her group medical insurance coverage with health insurance benefits substantially identical to those to which the Employee was entitled immediately prior to the Change of Control (or immediately prior to Employee’s termination if such benefits are superior to the pre-Change of Control benefits). The Employee’s entitlement to receive health insurance benefits shall continue through the entire Severance Period even if such Severance Period is longer than 18 months (which is generally the maximum time required to provide health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”)). In addition, to the extent (i) any compensation or benefits to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”) and (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in the Treasury Regulations promulgated under Section 409A of the Code) with the Company; (ii) the date Employee becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.”
     4. Section 3(b) of the Agreement hereby is amended by adding thereto the following:
     “Notwithstanding the foregoing, this Agreement shall remain effective if, in connection with an impending Change of Control that is actually consummated, the Employee’s employment is terminated by the Company without Cause. The Company’s Board of Directors shall determine in good faith whether such a termination is occurring in connection with an impending Change of Control. However, such a termination shall in any event be deemed to be in connection with an impending Change of Control if such termination (i) is required by the merger agreement or other instrument relating to such Change of Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change of Control. In the event of such a termination in connection with a Change of Control, the Employee shall be eligible to receive the payments and benefits provided in Sections 2 and 3(a)(ii) (and with a Severance Period of 24 months).”
     5. Clause (i) of Section 4(c) of the Agreement hereby is amended and restated to read as follows:

          “(i) a material reduction in job responsibilities inconsistent with the Employee’s position with the Company and the Employee’s prior responsibilities as in effect immediately prior to the Change of Control, e.g., the Employee’s position is at a subsidiary and not the ultimate parent entity,”
Section 4(c) hereby is further amended by adding the following sentence thereto: “‘Involuntary Termination’ shall include (x) termination of the Employee’s employment by the Company without Cause, (y) termination of the Employee’s employment due to the Employee’s death or due to the Employee becoming ‘disabled’ (as defined in Section 409A of the Code.”
[ [6]. [Section 5 of the Agreement hereby is amended and restated in its entirety to read as follows:
“In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Employee shall receive the greater, on an after-tax basis, of (x) or (y) above. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 5, shall be made by the independent auditors retained by the Company most recently prior to the Corporate Transaction (the “Auditors”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Employee within seven (7) business days of the Employee’s termination date, if applicable, or such earlier time as is requested by the Company. If the Auditors determine no Excise Tax is due, then the Auditors shall furnish the Employee with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons thereof) and that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal income tax return. Any determination by the Auditors shall be binding upon the Company and the Employee, absent manifest error. The Company shall pay the fees and costs of the Auditors which are incurred in connection with this Section 5. If the Auditors do not agree to perform the tasks contemplated by this Section 5, then the Company shall promptly select another qualified accounting firm to perform such tasks.”]2
     6. Section 6 of the Agreement hereby is amended and restated to read in its entirety as follows:
“This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any compensation or benefit paid to Employee hereunder is deemed to be subject to Section 409A of the Code, Employee and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A. In addition, to the extent (i) any compensation or benefits to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in the Treasury Regulations promulgated under Section 409A of the Code) with the Company; (ii) the date Employee becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period compensation or benefits to Employee are deferred pursuant to the foregoing, Employee shall be entitled to earn interest on such deferral at an interest rate equal to the highest rate of interest applicable to six (6)-month certificates of deposit on accounts then offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, as of the date of Employee’s separation from service. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this paragraph plus the interest accrued pursuant to this paragraph shall be paid to Employee or Employee’s beneficiary in one cash lump sum.”
     7. Section 9(f) of the Agreement is hereby amended by adding thereto the following sentence: “In the event that the Employee incurs legal fees and related costs in order to enforce his/her right to receive payments and benefits under this Agreement, then the Company shall advance full payment of such fees/costs (on an as-incurred basis) subject to refund back to the Company to the extent that the Employee does not ultimately prevail in the dispute as set forth in a final and binding arbitration decision.”

[2]	This provision is to be included only in the Agreement between the Company and its Vice President, Legal Affairs and Business Development, General Counsel and Secretary.

     8. No provision of this First Amendment shall be modified, waived, discharged or amended unless the modification, waiver, discharge or amendment is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this First Amendment by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. This First Amendment and the Agreement contain the entire agreement of the Parties with respect to the subject matter hereof and it replaces and supersedes any agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this First Amendment and Agreement that have been made or entered into by either party with respect to the subject matter hereof. Except as expressly set forth in this First Amendment, the Agreement shall remain unchanged and in full force and effect. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. The validity, interpretation, construction and performance of this First Amendment shall be governed by the laws of the State of California without reference to conflict of law provisions.
* * * * * *
IN WITNESS WHEREOF, each of the Parties has executed this First Amendment as of the date and year first above written.

LASERSCOPE	EMPLOYEE:

By:	By:

Name:	Name:

Title:	Title:

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